EXHIBIT 99.1

CITIZENS ANNOUNCES Q2 2021 FINANCIAL RESULTS

Year-over-year earnings up $0.12 per share

AUSTIN, TX – August 5, 2021 – Citizens, Inc. (NYSE: CIA) today announced Q2 2021 financial results showing $0.10 earnings per share, a $0.12 increase over the prior year. The significant improvement is driven by higher realized gains and was positively impacted by higher premium revenue in the quarter due to focused sales campaigns and lower sales in the prior year as a result of the impact of the COVID-19 environment.

Gerald W. Shields, Vice-Chairman of the Board and interim CEO, said, "Premium revenue trends improved with the second quarter 3% above last year and 10% above the previous quarter resulting from our improving distribution capability, better service, and innovative new products. These improvements are core to our strategy and will remain key drivers of our performance across our business."

Mr. Shields went on to say, "In our Home Services Segment, we had one of the best quarters since 2017. We are receiving strong customer reception to our new whole life product, Security Plan Plus™, which utilizes digital technology to enhance the speed and ease of the application process. We remain focused on product innovation, customer experience improvements and operational excellence and are pleased with our early customer receptivity and trends—all leading indicators underlying long-term growth."

Q2 Highlights (versus Q2 2020)

•Net income of $0.10 per share of Class A common stock up $0.12 per share vs. the prior year
•Revenue up 9% primarily on realized investment gains
◦Realized investment gain up $3 million primarily on fair value increase resulting from new investment opportunities
◦Premium Revenue up 3%--Life Insurance segment flat, Home Service segment up 11%
◦First year premiums up 53%--Life Insurance segment 71%, Home Services segment 30%
◦Number of policies issued up 82%--Life Insurance segment up 60%, Home Services segment up 85%
•Claims and surrenders up 6%--Life Insurance segment up 13%, Home Services segment down (19%)
•General expenses up 3% on higher rent on the new headquarters

Net income of $0.10 per Class A earnings share improved by $0.12 versus the prior year, largely on higher realized investment gains resulting from new investment opportunities. Net income was positively impacted by increased revenue and lower federal taxes.

Revenue increased by 9%, primarily driven by a $3 million increase to realized gains driven mainly by fair value increases from new investment opportunities in limited partnerships, a 3%

increase in premiums and lower sales in the prior year due to the impact of the COVID-19 environment.

The overall number of policies issued increased by 82% and 17% versus last year and last quarter, respectively, due to enhancements made to our business operations and sales practices to meet changing customer needs.

In the Life Insurance segment, premium revenues were flat versus the prior year and 10% over the previous quarter on strong first year premiums. During the second quarter, the significant increase in first year premiums offset the decline in renewal premiums. We continue implementing new targeted sales campaigns and promotions to stimulate sales, improve the time to issue, and develop new business opportunities. In addition, we are benefiting from successful agent recruitment efforts with an 18% increase in active international agents. All of these initiatives contributed to a 60% increase in the number of policies issued versus last year and a 9% improvement over the first quarter.

In the Home Services segment, new business premiums increased 30% and 20% compared to the prior year and the prior quarter, respectively. The improvement was primarily due to expanding an automatic issue product offered to existing policyholders, which boosted the number of policies issued and produced a slight increase in average face values. Renewal premiums increased primarily due to continued strong collection efforts by independent agents and less pressure on disposable income of insureds as a result of government stimulus and assistance programs.

During the second quarter, the Home Services segment introduced a new whole life product, Security Plan Plus™, with digital technology, improving the speed and ease of the application process and with higher allowable face values. Security Plan Plus was designed with today’s consumers in mind, offering a highly competitive product with a sleek combination of design, functionality, and value.

Claims and surrenders benefits increased by 6% versus the prior year, on a 13% increase in the Life Insurance segment. This segment experienced a 49% increase in death claims, including COVID-19 claims and a 28% increase in surrenders. As previously disclosed, surrenders have been increasing over the last several years primarily due to a combination of an aging block of business, with little to no associated surrender charges, coupled with the challenging economic conditions, especially in Latin America. Death claim benefits in the Life Insurance segment have also increased due to higher volume and a higher average amount of reported claims. At the same time, claims and surrenders in the Home Services segment dropped by 16%, on a 19% decrease in death claim benefits during the second quarter compared to the prior year, which had a high number of COVID-19 death claims.

General expenses were up 3% from the prior year driven by advertising costs for our new domestic product and increased rent related to the new headquarters location.

Selected Consolidated Financial Data

For the periods ended as of	Q2 2021	Q2 2020	YTD 06/30/21	YTD 06/30/20
(In thousands except share data)
Balance sheet data
Total assets	$ 1,814,001	$ 1,812,936	$ 1,814,001	$ 1,812,936
Total liabilities	1,544,876	1,523,143	1,544,876	1,523,143
Total stockholders' equity	269,125	289,793	269,125	289,793

Life insurance in force	$ 4,151,475	$ 4,156,720	$ 4,151,475	$ 4,156,720
Operating items
Insurance premiums	$ 42,826	$ 41,496	$ 81,858	$ 82,813
Net investment income	15,320	14,915	30,564	30,084
Realized investment gains	4,859	1,448	5,151	142
Total revenues	63,558	58,341	119,041	114,063
Net income (loss) before federal income taxes	5,600	438	2,852	(1,797)
Net income (loss)	5,022	(1,027)	1,449	(4,611)
Per share data	-	-	-	-
Book value per share	$ 5.42	$ 5.75	$ 5.42	$ 5.75
Basic and diluted income (loss) per Class A share	0.10	(0.02)	0.03	(0.09)

Selected Segment Financial Data

For the periods ended as of	Q2 2021	Q2 2020	YTD 06/30/21	YTD 06/30/20
(In thousands except share data)
LIFE SEGMENT
Total assets	$ 1,370,932	$ 1,331,873	$ 1,370,932	$ 1,331,873

Operating items
Insurance premiums	$ 30,138	$ 30,062	$ 57,201	$ 59,881
Net investment income	11,879	11,345	$ 23,477	$ 22,825
Realized investment gains	4,644	391	$ 4,536	$ 1,126
Total revenues	47,214	42,280	$ 86,680	$ 84,838
Net income before federal income taxes	$ 7,127	$ 2,119	$ 7,021	$ 4,205

HOME SERVICE SEGMENT
Total assets	$ 390,280	$ 402,566	$ 390,280	$ 402,566

Operating items
Insurance premiums	$ 12,688	$ 11,434	$ 24,657	$ 22,932
Net investment income	3,243	3,256	$ 6,588	$ 6,588
Realized investment gains (losses)	206	924	$ 429	$ (793)
Total revenues	16,137	15,614	$ 31,676	$ 28,745
Net income (loss) before federal income taxes	$ 538	$ (26)	$ (220)	$ (2,171)

OTHER NON-INS ENTERPRISES
Total assets	$ 52,789	$ 78,497	$ 52,789	$ 78,497

Operating items
Net investment income	$ 198	$ 314	$ 499	$ 671
Realized investment gains (losses)	9	133	$ 186	$ (191)
Total revenues	207	447	$ 685	$ 480
Net income (loss) before federal income taxes	(2,065)	(1,655)	$ (3,949)	$ (3,831)

Segment Operations
Our Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. Our insurance operations are the primary focus of the Company and are the lead income generators of the business.

Life Insurance
Our Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim through independent marketing consultants. We began re-selling domestically in Florida in 2021.

Home Service Insurance
Our Home Service Insurance segment provides final expense life insurance and limited liability property insurance policies marketed to middle- and lower-income households, as well as whole life products with higher allowable face values in Louisiana, Mississippi and Arkansas, sold through independent agents and through funeral homes.

Other Non-Insurance Enterprises
Other Non-Insurance Enterprises primarily include the Company's IT and Corporate support functions. Their data is included in the segment data table to properly reconcile the segment information with the consolidated financial statements of the Company.

About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project” "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

For further information CONTACT:
Investor Relations
PR@citizensinc.com